Exhibit 99.2

LightPath applies to transfer listing of its common stock

to trade on the Nasdaq SmallCap Market

For Immediate Release

(March 15, 2004) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH) announced today that it has made application to transfer its stock listing to the Nasdaq SmallCap Market. While the Company is currently above all the Nasdaq National Market continued listing requirements due to recent additions to stockholders’ equity from an equity investment and the favorable settlement of litigation, we believe it may be difficult to sustain the level of stockholders’ equity above $10 million in the immediate future as is required for continued listing on the Nasdaq National Market System. The Company believes that it meets all of the initial listing requirements for the SmallCap Market.

Commenting on this action by the Company, Kenneth Brizel, President & CEO said, “We currently have a pro-forma $4.5 million of cash and cash equivalents on our balance sheet and believe we are on-track to reduce the second fiscal quarter burn rate of $830,000 to a cash-flow breakeven rate at or before the end of calendar 2004. We do not foresee a need for additional liquidity to support our business at current levels at this time or in the foreseeable future. Our reported loss of $1.98 million in the quarter ended December 31, 2003, included $893,000 of non-cash charges (intangible amortization, depreciation, equity compensation charges, and warrant amortization). We believe we will make excellent progress in getting to a breakeven in cash flow from operations (excluding non-cash charges) by the end of this calendar year. While we are in the process of increasing revenues and improving product gross margins, we believe we will need at least four quarters to overcome the effects of these non-cash charges on our operating results and the resultant stockholders’ equity.

“The Company’s current quarter financial outlook remains on-track internally and we are evaluating investments to accelerate our business plans and prospects for reaching profitability. Thereafter, we may also evaluate additional financing alternatives that would be additive to stockholders’ equity and allow us to apply for re-listing on the National Market System, perhaps as early as 2005.”

About LightPath:

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock, currently trading on the Nasdaq National Market under the stock symbol LPTH, is expected to trade on the SmallCap Market under the same symbol upon the approval of the application described in this press release.

Contacts:	Ken Brizel, President & CEO, or Monty Allen, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

*** END***